Exhibit 99.1

HOUSTON AMERICAN ENERGY ANNOUNCES RESULTS FOR THE QUARTER AND
SIX MONTHS ENDING JUNE 30, 2008 AND DECLARATION OF A CASH DIVIDEND

Houston, Texas – August 12, 2008 – Houston American Energy, Corp. (Nasdaq: HUSA), today reported its financial results for the quarter and six months ended June 30, 2008.

Revenues for the three months and six months ending June 30, 2008 were $3,328,951 and $6,266,085, respectively, compared with $959,662 and $1,985,085 for the comparable periods in 2007.  Net income was $3,199,802, or $0.11 per share, for the quarter and $4,071,524, or $0.14 per share, for the six months ending June 30, 2008.  These results compare with a loss of $436,591, or $.02 per share, in the 2007 quarter and a loss of $437,213, or $.02 per share, in the first six months of 2007.

These results include the previously announced sale of one contract area in Colombia in which the Company held an interest.  It is important to note that revenues from retained operations in Colombia increased approximately three fold from the first quarter of 2008 to the second quarter of 2008.  While Houston American’s revenues may be affected from quarter to quarter by weather that hampers its ability to market its full production capacity, these events will even out over the long term and, with this in mind, the Company expects to quickly replace the revenues from the property sold in Colombia and report strong growth in revenues in coming quarters.  These results are expected to be derived from the development of the eight remaining contract areas in Colombia in which the Company holds an interest, focusing on areas where discoveries have already been reported.

“I am very pleased to report that the Company’s Board of Directors has declared our first quarterly dividend of $0.02 per common share to holders of record on August 29, 2008 with a payment date of September 24, 2008.  The declaration of this dividend is the recognition by HUSA’s Board of Directors of results this year to date and its confidence that the Company will achieve revenue and earnings growth in the future.  Houston American is uniquely positioned to generate excess capital above its needs to develop its assets and to undertake new projects.  Rather than diminish our returns with lesser potential or marginal projects our Board would rather pay out some of the Company’s excess cash flow directly to shareholders in the form of quarterly dividends.  The payment and amount of future dividends will, of course, depend on Houston American’s future operating results” said John F. Terwilliger, Chairman, Houston American Energy Corp.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia. Additional information can be accessed by reviewing our Form 10-Q and other periodic reports filed with the Securities and Exchange Commission which can be found on our website at www.houstonamericanenergy.com.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the company’s ability to achieve similar drilling results from projected drilling, the company’s ability to increase its rate of revenue growth, and the company’s ability to fully finance drilling operations from cash reserves. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential changes in price based on operations and fluctuations in oil prices, changes in market conditions and other factors, effects of government regulation, and the ultimate results derived from our projects. These and other risks are described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at http://www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.

HOUSTON AMERICAN ENERGY CORP.
STATEMENT OF OPERATIONS
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Oil and gas	$6,266,085	$1,985,085	$3,328,951	$959,662
Total revenue	6,266,085	1,985,085	3,328,951	959,662

Expenses of operations:
Lease operating expense and severance tax	2,041,890	894,813	1,165,048	488,246
Joint venture expenses	101,694	79,054	54,340	39,433
General and administrative Expense	2,007,315	874,780	1,686,390	521,142
Depreciation and depletion	765,903	666,756	424,102	394,978
Total operating expenses	4,916,802	2,515,403	3,329,880	1,443,799

Income (loss) from operations	1,349,283	(530,318)	(929)	(484,137)

Other income:
Interest income	160,443	360,554	66,402	187,234
Gain on sale of oil and gas Properties	7,615,236	—	7,615,236	—
Total other income	7,775,679	360,554	7,681,638	187,234

Net income (loss) before taxes	9,124,962	(169,764)	7,680,709	(296,903)

Income tax expense	5,053,438	267,449	4,480,907	139,688

Net income (loss)	$4,071,524	$(437,213)	$3,199,802	$(436,591)

Basic income (loss) per share	$0.15	$(0.02)	$0.11	$(0.02)

Diluted income (loss) per share	$0.14	$(0.02)	$0.11	$(0.02)

Basic weighted average shares	27,934,329	27,920,172	27,948,643	27,920,172

Diluted weighted average shares	28,178,360	27,920,172	28,295,294	27,920,172